EXHIBIT 99.1

Monmouth Community Bancorp Reports an Increase in Third Quarter Earnings

LONG BRANCH, NEW JERSEY, October 28, 2004, (NASDAQ SmallCap Market: MCBK) – Monmouth Community Bancorp, and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $299 thousand for the three-month period ended September 30, 2004, as compared to net income of $4 thousand for the same period in 2003. Basic and diluted earnings per share for the three-month period ended September 30, 2004 were $0.16 and $0.15, respectively, as compared to $0.00 for both basic and diluted earnings per share for the same period in 2003. Per share earnings have been adjusted in both periods to reflect the 5% stock distribution to the shareholders of Monmouth Community Bancorp paid on December 31, 2003 and the six-for-five stock split paid on July 30, 2004.

For the nine-month period ended September 30, 2004, Monmouth Community Bancorp reported net income of $909 thousand, as compared to $220 thousand for the same period in 2003. Basic and diluted earnings per share for the nine-month period ended September 30, 2004 were $0.49 and $0.47, respectively, as compared to $0.12 for both basic and diluted earnings per share for the same period in 2003.

Assets, at September 30, 2004, totaled $251.6 million, an increase of $29.0 million, or 13.0%, over the December 31, 2003 total of $222.6 million. Loans, net of the allowance for loan losses, totaled $136.6 million at September 30, 2004, as compared to $115.8 million at December 31, 2003, an increase of $20.8 million or 18.0%. Deposits, at September 30, 2004, totaled $230.4 million, an increase of $23.2 million, or 11.2%, over the December 31, 2003 total of $207.2 million.

James S. Vaccaro, Chairman and CEO of Monmouth Community Bancorp, commented that, “The momentum that began during the latter part of 2003 has continued through the first nine months of 2004 as balance sheet growth and earnings results have been consistent with our financial expectations. From a strategic perspective, Monmouth Community Bancorp’s active balance sheet management has positioned the institution to benefit from the rise in general interest rates by maintaining sufficient levels of liquidity and continuing its steadfast focus on credit quality.”

Monmouth Community Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A., a nationally chartered commercial bank, which commenced operations in the second half of 1998. Monmouth Community Bank, N.A. provides a full range of banking services to both individual and business customers through six, full-service branch facilities located in Monmouth County, New Jersey. A seventh branch facility, to be located in Ursula Plaza on Ocean Boulevard in the North End of Long Branch, is expected to become fully operational in the fourth quarter of 2004. Monmouth Community Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol “MCBK” and can be accessed through the internet at www.MCBNA.com.

Statements about the future expectations of Monmouth Community Bancorp and Monmouth Community Bank, N.A. including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. competes.

CONTACTS:
Monmouth Community Bank, N.A.
James S. Vaccaro, Chairman and CEO, 732-571-1300
Anthony Giordano, III, EVP and CFO, 732-923-1115